Exhibit 10.52

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (the “Amendment”), made as of the 15th day of June, 2009, by and between SOUTHPORT BUSINESS PARK LIMITED PARTNERSHIP, a North Carolina limited partnership (the “Landlord”), and GENTRIS CORPORATION, a Delaware corporation (the “Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant entered into a certain Lease dated as of June 12, 2004, amended by letter agreement dated October 21,2004, by Second Amendment to Lease dated June 17, 2005, by Letter Agreement dated September 19, 2005, by Third Amendment to Lease dated May 25, 2006, and by Fourth Amendment to Lease dated December 20, 2007 (as amended, the “Lease”), for certain space known as Suite 400, consisting of approximately 10,207 square feet (as more particularly defined in the Lease, the “Existing Premises”) in the Building located at 133 Southcenter Court, Morrisville, Wake County, North Carolina, as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to modify the terms of the Lease to extend the term of the Lease beyond the initial Term, to change the Monthly Minimum Rent and to amend certain other terms of the Lease.

NOW THEREFORE, in consideration of the premises contained herein, the sum of Ten Dollars ($10.00) and other good and valuable consideration, the mutual receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Lease as follows:

1.	Page Two - Section 1.02 - Term of the Lease.

Delete September 30, 2010 (the date on which the Term was set to expire per the Second Amendment to Lease) and insert December 31,2015 in its place.

2.	Page Three - Section 1.04 - Monthly Minimum Rent and Adjusted Monthly Minimum Rent.

Effective July 1, 2009, Tenant’s Minimum Annual Rent, Monthly Minimum Rent, and the rental rate per rentable square foot, shall be as set forth on the following chart:

(07/01/10 through 06/30/11)	$109,010.76	$9,084.23	(*)	$10.68
(07/01/11 through 06/30/12)	$111,766.65	$9,313.89		$10.95
(07/01/12 through 06/30/13)	$114,522.54	$9,543.55		$11.22
(07/01/13 through 06/30/14)	$117,380.50	$9,781.71		$11.50
(07/01/14 through 06/30/15)	$120,340.53	$10,028.38		$11.79
(07/01/15 through 12/31/15)	N/A	$10,275.05		$12.08

* See Section 3 below regarding rent reduction and rent abatement.

3.	Page 4 - Section 1.06 - Rent Abatement.

Add the following at the end of Section 1.06:

Notwithstanding the rent chart set forth in Section 2 of the Fifth Amendment to Lease, Tenant shall pay one-half (1/2) Monthly Minimum Rent for the months of July 1,2009 through December 31, 2009, and no Monthly Minimum Rent for the months of October 1,2010 through December 31,2010; provided, however, that during such periods of rent reduction and rent abatement Tenant shall continue to pay any and all Additional Rent due under the Lease.

4.	Page 27 - Exhibit B - Description of Landlord’s Work.

Tenant acknowledges that Tenant is currently occupying the Premises and that all of the Landlord’s Work is complete, and Tenant accepts the Demised Premises in an “as is” condition. Notwithstanding the foregoing, the Landlord will, at its expense, paint the office area only as delineated on Exhibit B attached hereto.

5.	Page 33 - Exhibit C - Special Provisions

Add the following:

Right of First Offer:

Provided no Event of Default by Tenant has occurred, then throughout the Term of this Lease expiring on December 31, 2015, Tenant shall have a onetime right of first offer to lease Suite 200 (as shown on Exhibit A attached hereto) containing approximately 5,119 rentable square feet (the “Expansion Space”). Upon the expiration or termination of the now existing lease for the Expansion Space (including any renewals or extensions thereof), Landlord shall notify the Tenant in writing and provide Tenant with a copy of the written proposal (herein “Proposal”) containing the terms and conditions under which Landlord proposes to lease the Expansion Space to Tenant. Tenant may exercise its right to lease the Expansion Space on the terms and conditions set forth in the Proposal by (a) giving Landlord written notice of Tenant’s acceptance of the Expansion Space on the terms and conditions contained in the Proposal on or before ten (10) business days after Landlord delivers to Tenant a copy of the Proposal; and (b) executing either a new lease for the Expansion Space or a lease amendment incorporating the Expansion Space into this Lease on the terms and conditions contained in the Proposal, on or before fifteen (15) business days after Landlord delivers the Proposal to Tenant. If Tenant fails to give Landlord notice of its acceptance of the Proposal and enter into the new lease or lease amendment within the proscribed time, the Tenant’s right of first offer granted in this paragraph shall terminate. Upon such termination, Tenant shall have no further rights with regard to the Expansion Space. Notwithstanding anything to the contrary contained herein, this right of first offer may be exercised by Tenant only, but not by its assigns or sublessees.

6.	Brokerage: Tenant warrants that it has had no dealings with any broker or agent in connection with this Fifth Amendment to Lease, other than Aldene E. “Dee” Creech Osborne and John Webster of NAI Carolantic Realty and Mathew Cooke and Bill Sandridge of Jones Lang LaSalle, and covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any other broker or agent with respect to this Fifth Amendment to Lease or the negotiation thereof.

7.	Amendment: Except as herein amended, the terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Lease to be executed as a sealed instrument this the day first above written.

LANDLORD:

Southport Business Park Limited Partnership, a North Carolina limited partnership

BY:	Southport Business Park Investors Corporation, General Partner

By:	/s/ Richard G. Sullivan
Richard G. Sullivan
Vice President

TENANT:

Gentris Corporation
a Delaware corporation

By:	/s/ Dawn L. Bordeaux
Dawn L. Bordeaux, Vice President

EXHIBIT A – Site Plan and Building Plan

[Intentionally omitted]

EXHIBIT B to Fifth Amendment to Lease

[Intentionally omitted]